SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                              Diomed Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25454R207
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 28, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 25454R207
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Argenis Capital Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,777,900

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,777,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,777,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.55%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 25454R207
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairfield Argenis Healthcare Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,777,900

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,777,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,777,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.55%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 25454R207
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Alan Kessler

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     478,200

6.   SHARED VOTING POWER

     1,777,900

7.   SOLE DISPOSITIVE POWER

     478,200

8.   SHARED DISPOSITIVE POWER

     1,777,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,256,100

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.59%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.   25454R207
            ---------------------

Item 1(a).  Name of Issuer:

            Diomed Holdings, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1 Dundee Park
            Andover, MA 01810
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Argenis Capital Advisors, LLC
            Fairfield Argenis Healthcare Fund, Ltd.
            Alan Kessler
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Argenis Capital Advisors, LLC
            767 Third Ave
            NY, NY 10017

            Fairfield Argenis Healthcare Fund, Ltd.
            c/o Regatta Office Park
            West Bay Road
            George Town, Grand Cayman

            Alan Kessler
            c/o Argenis Capital Advisors, LLC
            767 Third Ave
            NY, NY 10017
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Argenis Capital Advisors, LLC - Delaware limited liability company Fairfield Argenis Healthcare Fund, Ltd.- Cayman Islands exempted company
            Alan Kessler - United States citizen
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            25454R207
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Argenis Capital Advisors, LLC - 1,777,900
         Fairfield Argenis Healthcare Fund, Ltd. - 1,777,900
         Alan Kessler - 2,256,100
         -----------------------------------------------------------------------

     (b) Percent of class:

         Argenis Capital Advisors, LLC - 7.55%
         Fairfield Argenis Healthcare Fund, Ltd. - 7.55%
         Alan Kessler - 9.59%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               Argenis Capital Advisors, LLC - 0
               Fairfield Argenis Healthcare Fund, Ltd. - 0
               Alan Kessler - 478,200
               -----------------------------------------------------------------

         (ii)  Shared power to vote or to direct the vote

               Argenis Capital Advisors, LLC - 1,777,900
               Fairfield Argenis Healthcare Fund, Ltd. - 1,777,900
               Alan Kessler - 1,777,900
               -----------------------------------------------------------------

         (iii) Sole power to dispose or to direct the disposition of

               Argenis Capital Advisors, LLC - 0
               Fairfield Argenis Healthcare Fund, Ltd. - 0
               Alan Kessler - 478,200
               -----------------------------------------------------------------

         (iv)  Shared power to dispose or to direct the disposition of

               Argenis Capital Advisors, LLC - 1,777,900
               Fairfield Argenis Healthcare Fund, Ltd. - 1,777,900
               Alan Kessler - 1,777,900
               -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    April 10, 2007
                                        ----------------------------------------
                                                        (Date)


                                        ARGENIS CAPITAL ADVISORS, LLC *


                                        By: /s/ Alan Kessler
                                            ---------------------
                                        Name:  Alan Kessler
                                        Title: Managing Member

                                        FAIRFIELD ARGENIS HEALTHCARE FUND, LTD.*


                                        By: /s/ Alan Kessler
                                            ---------------------
                                        Name:  Alan Kessler
                                        Title: Managing Member of its
                                        Investment Adviser


                                        /s/ Alan Kessler*
                                        -----------------
                                            ALAN KESSLER*


* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated April 10, 2007 relating to the Common Stock, par value $0.001, of Diomed Holdings, Inc. shall be filed on behalf of the undersigned.



                                        ARGENIS CAPITAL ADVISORS, LLC


                                        By: /s/ Alan Kessler
                                            ---------------------
                                        Name:  Alan Kessler
                                        Title: Managing Member

                                        FAIRFIELD ARGENIS HEALTHCARE FUND, LTD.


                                        By: /s/ Alan Kessler
                                            ---------------------
                                        Name:  Alan Kessler
                                        Title: Managing Member of its
                                        Investment Adviser


                                        /s/ Alan Kessler
                                        -----------------
                                            ALAN KESSLER





SK 25528 0005 762253